Exhibit 10.1

FORM OF

TAX MATTERS AGREEMENT

between

EMERSON ELECTRIC CO.,

on behalf of itself

and the members

of the Distributing Group,

and

Vertiv Co.,

on behalf of itself

and the members

of the Controlled Group

Dated as of [            ], 2016

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of [            ], 2016 between Emerson Electric Co. (“Distributing”), a Missouri corporation, on behalf of itself and the members of the Distributing Group, as defined below, and Vertiv Co. (“Controlled,” and together with Distributing, the “Parties”), a Delaware corporation, on behalf of itself and the members of the Controlled Group, as defined below.

WITNESSETH:

WHEREAS, pursuant to the tax laws of various jurisdictions, certain members of the Controlled Group presently file certain tax returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the “Code”)) with certain members of the Distributing Group;

WHEREAS, Distributing and Controlled have entered into a Separation and Distribution Agreement, dated as of [            ], 2016 (the “Distribution Agreement”), providing for the distribution by Distributing to its shareholders of all of the common stock of Controlled that is held by Distributing (the “Distribution”) and certain other matters;

WHEREAS, Distributing and Controlled desire to set forth their agreement on the rights and obligations of Distributing, Controlled and the members of the Distributing Group and the Controlled Group, respectively, with respect to (A) the handling and allocation of federal, state, local and foreign taxes incurred in taxable periods beginning prior to the Distribution Date, as defined below, (B) taxes resulting from the Distribution and transactions effected in connection with the Distribution and (C) various other tax matters;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

SECTION 1. Definitions.

(a) As used in this Agreement:

“Active Trade or Business” shall mean, (i) with respect to Controlled, the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) of the NP Business, or (ii) with respect to any other Separation Transaction intended to qualify as tax-free pursuant to Section 355 of the Code or analogous provisions of state or local law, the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder or the analogous provisions of state or local law) by the relevant member of the Controlled Group of the NP Business relating to such Controlled Group member, as conducted immediately prior to such Separation Transaction.

“Adjustment Request” means any formal or informal claim or request filed with any Taxing Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Return claiming adjustment to the Taxes as reported on a Return, (b) any claim for equitable recoupment or other offset, and (c) any claim for Refund of Taxes previously paid.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control,” when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise. It is expressly agreed that, from and after the Distribution Date, no member of the Distributing Group shall be deemed to be an Affiliate of any member of the Controlled Group, and no member of the Controlled Group shall be deemed to be an Affiliate of any member of the Distributing Group.

“After-Tax Amount” shall mean an additional amount equal to the hypothetical incremental Tax liability resulting from the receipt or accrual of any payment (including a payment of the After-Tax Amount), using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant Taxable period, reflecting, for example, the effect of the deductions available for interest paid or accrued and for Taxes, such as state and local income Taxes. For the avoidance of doubt, the After-Tax Amount shall include any amount for or on account of any Tax that is required to be withheld or deducted from any payment.

“Agreement” shall have the meaning ascribed thereto in the preamble hereto.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations, as amended unless expressly specified otherwise.

“ASCO Power Charitable Contribution” shall mean the charitable donation of certain real property (the “Donation Property”) by ASCO Power Technologies, L.P., a Delaware limited partnership (“ASCO Power”) to Emerson Charitable Trust, a Missouri trust (the “Trust”), to be effected pursuant to the Agreement for Conveyance of Real Property entered into on October 23, 2015 by and between ASCO Power and the Trust.

“Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Canadian Reorganization” shall mean the divisive reorganization of Emerson Electric Canada Limited under paragraph 55(3)(b) of the ITA, and related transactions, undertaken in connection with the Restructuring.

“Canadian Ruling” shall mean the advance income tax ruling in respect of the Canadian Reorganization issued to Distributing or the relevant member of the Distributing Group by the Canada Revenue Agency prior to the Distribution Date, and includes all supplemental rulings, requests for rulings, information and legal submissions and exhibits to the foregoing.

“Canadian TC” shall mean the transferee corporation (as defined in the definition of “distribution” in subsection 55(1) of the ITA) incorporated under the laws of British Columbia as part of the Canadian Reorganization.

“Closing of the Books Method” shall mean the apportionment of items between portions of a Taxable period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Taxable period, as if the Distribution Date were the last day of the Taxable period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Taxable period following the Distribution, as determined by Distributing in accordance with Applicable Law; provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the Taxable period.

“Code” shall have the meaning ascribed thereto in the recitals hereto.

“Combined Group” shall mean any group that filed or was required to file (or will file or be required to file) a Return on a consolidated, combined or unitary basis that includes at least one member of the Distributing Group and at least one member of the Controlled Group.

“Combined Return” shall mean a Return filed in respect of federal, state, local or foreign Income Taxes for a Combined Group.

“Company” shall mean Distributing or Controlled (or the appropriate member of each of their respective Groups), as appropriate.

“Compensatory Equity Interests” shall mean any options, stock appreciation rights, restricted stock, stock units or other rights with respect to Distributing Stock or Controlled Stock that are granted on or prior to the Distribution Date by any member of the Distributing Group or any member of the Controlled Group in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, stock units or other rights issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction).

“Controlled” shall have the meaning ascribed thereto in the recitals hereto.

“Controlled Business” shall mean the NP Business.

“Controlled Carried Item” shall mean any Tax Attribute of the Controlled Group that may or must be carried from one Taxable Period to another prior Taxable Period, or carried from one Taxable Period to another subsequent Taxable Period, under the Code or other Applicable Law.

“Controlled Group” shall mean Controlled and each of its direct and indirect Subsidiaries immediately after the Distribution, including any predecessors thereto (other than those entities comprising the Distributing Group). For the avoidance of doubt, any reference herein to the “members” of the Controlled Group shall include Controlled.

“Controlled Separate Return” shall mean a Separate Return of or including any member of the Controlled Group.

“Distributing” shall have the meaning ascribed thereto in the recitals hereto.

“Distributing Business” shall mean the Emerson Business, as defined in the Distribution Agreement.

“Distributing Group” shall mean Distributing and each of its direct and indirect Subsidiaries immediately after the Distribution, including any predecessors thereto (other than those entities comprising the Controlled Group). For the avoidance of doubt, any reference herein to the “members” of the Distributing Group shall include Distributing.

“Distributing Separate Return” shall mean a Separate Return of or including any member of the Distributing Group.

“Distribution” shall have the meaning ascribed thereto in the recitals hereto.

“Distribution Agreement” shall have the meaning ascribed thereto in the recitals hereto.

“Distribution Date” shall mean the date on which the Distribution occurs.

“Emerson Contribution” shall have the meaning ascribed thereto in the Distribution Agreement.

“Equity Interests” shall mean any stock or other securities treated as equity for tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Final Determination” shall mean (i) with respect to U.S. federal Income Taxes, (A) a “determination” as defined in Section 1313(a) of the Code (including, for the avoidance of doubt, an executed IRS Form 906) or (B) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for Refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (ii) with respect to Taxes other than U.S. federal Income Taxes, any final determination of liability in respect of a Tax that, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise; (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations; or (iv) with respect to any Tax, the payment of such Tax by any member of the Distributing Group or any member of the Controlled Group, whichever is responsible for payment of such Tax under Applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority, provided, in the case of this clause (iv), that the provisions of Section 15 hereof have been complied with, or, if such section is inapplicable, that the Company responsible under this Agreement for such Tax is notified by the Company paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other Company agrees with such determination.

“Foreign TC” shall mean the transferee corporation (as defined in the definition of “distribution” in subsection 55(1) of the ITA) incorporated under the laws of England and Wales as part of the Canadian Reorganization.

“Gain Recognition Agreement” shall mean a gain recognition agreement as described in Treasury Regulations Section 1.367(a)-8 or any successor provision thereto.

“Group” shall mean the Controlled Group or the Distributing Group, as appropriate.

“Income Tax” shall mean any U.S. federal, state, local or foreign Tax that is, in whole or in part, based on or measured by net income or gains.

“IRS” shall mean the United States Internal Revenue Service.

“ITA” shall mean the Income Tax Act (Canada), R.S.C. 1985, 5th Supplement, as amended.

“Joint Return” shall mean any (i) Combined Return or (ii) Return that includes Tax Items attributable to both the Distributing Business and the Controlled Business.

“Non-Income Tax” shall mean any Tax that is not an Income Tax.

“NP Business” shall have the meaning ascribed thereto in the Distribution Agreement.

“Parties” shall have the meaning set forth in the preamble hereto.

“Person” shall have the meaning ascribed to it in Section 7701(a)(1) of the Code.

“Post-Distribution Period” shall mean any Taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Period” shall mean any Taxable period (or portion thereof) ending on or before the Distribution Date.

“Proposed Acquisition Transaction” shall have the meaning ascribed thereto in Section 9(b)(vii) of this Agreement.

“Restructuring” shall have the meaning ascribed thereto in the Distribution Agreement.

“Return” shall mean any Tax return, statement, report, form, election, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports) filed or required to be filed with any Taxing Authority.

“Separate Return” shall mean any Return required to be filed by a member of the Distributing Group or a member of the Controlled Group that is not a Joint Return.

“Separation Transactions” shall mean the Emerson Contribution, Distribution and all other transactions contemplated by the Restructuring.

“Separation Taxes” shall mean any Taxes (including, for the avoidance of doubt, Income Taxes and Transfer Taxes) imposed on any member of the Distributing Group or Controlled Group arising from, or attributable to, any transfer of assets or liabilities in connection with the Separation Transactions that are incurred on or prior to the Distribution, but that are not and do not give rise to Tax-Related Losses.

“Straddle Period” shall mean any Tax period that begins on or before and ends after the Distribution Date.

“Subsidiary” of any Person shall mean any corporation, partnership or other entity directly or indirectly owned more than 50 percent (by vote or value) by such Person.

“Tax” (and the correlative meaning, “Taxes,” “Taxing” and “Taxable”) shall mean (i) any tax imposed under Subtitle A of the Code, or any net income, gross income, gross receipts, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; or (ii) any liability of any member of the Distributing Group or any member of the Controlled Group for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other Person.

“Tax Advisor” shall mean, with respect to U.S. Tax matters, a U.S. Tax counsel or accounting firm of recognized national standing, and, with respect to non-U.S. Tax matters, a local Tax counsel or accounting firm of recognized national standing in the relevant jurisdiction.

“Tax Attribute” shall mean a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, general business credit, the alternative minimum tax credit, or any other Tax item that could reduce a Tax liability.

“Tax Benefit” shall mean any refund, credit, offset or other reduction in otherwise required Tax payments.

“Tax-Free Status” shall mean (i) the qualification of the Emerson Contribution and Distribution as (A) a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (B) a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code and (C) a transaction in which Distributing, Controlled, and the shareholders of Distributing recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code (except with respect to fractional shares), and (ii) the qualification of any other Separation Transaction to be free from Tax, whether U.S. federal, state or local or foreign Tax, but only to the extent such transaction was intended by the parties to be free from such Tax, including as described in the Tax Opinions/Canadian Ruling. Such term does not include, in the case of Distributing or Controlled, any intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated under Section 1502 of the Code.

“Tax Item” shall mean any item of income, gain, loss, deduction, credit recapture of credit or any other item that increases or decreases Taxes paid or payable.

“Tax Opinions” shall mean (i) the legal opinion delivered to Distributing by Davis Polk & Wardwell LLP with respect to certain U.S. federal Income Tax consequences of the Emerson Contribution, SpinCo Cash Payment and Distribution and (ii) any other written opinions, memoranda or similar written correspondence on the U.S. federal, state, local and non-U.S. tax consequences of certain aspects of the Separation Transactions provided by any Tax Advisor to any member of the Distributing Group, including the documents listed on Exhibit [A] hereto.

“Tax Opinions/Canadian Ruling” shall mean the Tax Opinions and/or the Canadian Ruling deliverable to any member of the Distributing Group in connection with the Separation Transactions.

“Tax Proceeding” shall mean any Tax audit, dispute, proceeding, investigation or review (whether administrative, judicial, contractual, formal or informal).

“Tax-Related Losses” means (i) all Taxes (including interest and penalties thereon) imposed pursuant to any settlement, determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes and (iii) all damages, costs, and expenses associated with stockholder litigation or controversies and any amount paid by any member of the Distributing Group or any member of the Controlled Group in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Tax-Free Status or from the failure of a Separation Transaction to have the tax treatment described in the Tax Opinions/Canadian Ruling.

“Taxing Authority” shall mean any Governmental Authority (domestic or foreign), including, without limitation, any state, local, municipality, political subdivision or governmental agency, responsible for the imposition of any Tax.

“Transaction Tax Proceeding” means a Tax Proceeding with the purpose or effect of determining or redetermining the Tax liability in respect of any Separation Transaction that could give rise to Tax-Related Losses.

“Transfer Taxes” means all U.S. federal, state, local or foreign sales, business, value-added, consumption, use, privilege, transfer, documentary, stamp, duties, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any member of the Distributing Group or any member of the Controlled Group in connection with the Separation Transactions.

(b) All capitalized terms used but not defined herein shall have the same meanings as in the Distribution Agreement. Any term used in this Agreement which is not defined in this Agreement or the Distribution Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Law.

SECTION 2. Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the Distributing Group, on the one hand, and any member of the Controlled Group, on the other hand, if not previously terminated, shall be terminated as of the Distribution Date without any further action by the parties thereto. Following the Distribution, (i) neither the members of the Controlled Group nor the members of the Distributing Group shall have any further rights or liabilities under any such Tax sharing agreements or arrangements terminated as of the Distribution Date, and (ii) this Agreement and the Transfer Agreements (to the extent such Transfer Agreements reflect an agreement between the Parties as to Tax sharing) shall be the sole arrangements between the members of the Controlled Group, on the one hand, and the members of the Distributing Group, on the other hand, with respect to the sharing of Taxes. For the avoidance of doubt, no Transfer Agreement, including any provisions therein relating to Taxes, shall be considered a Tax sharing agreement or arrangement for purposes of this Section 2.

SECTION 3. Allocation of Taxes.

(a) Income Taxes. Except as provided in Section 3(c), all Income Taxes shall be allocated as follows:

(i) Allocation of Income Taxes Reflected on Joint Returns. Distributing shall be allocated all Income Taxes reported, or required to be reported, on any Joint Return that any member of the Distributing Group or Controlled Group files or is required to file under the Code or Applicable Law; provided, however, that to the extent that any such Joint Return includes any Tax Item attributable to (A) any member of the Controlled Group or (B) the Controlled Business, in each case, for any Post-Distribution Period, Controlled shall be allocated all Income Taxes (as determined by Distributing based on the Closing of the Books Method) attributable to such Tax Items.

(ii) Allocation of Income Taxes Reflected on Separate Returns. Distributing shall be allocated all Income Taxes that are attributable to members of the Distributing Group and reported, or required to be reported, on a Distributing Separate Return. Controlled shall be allocated all Income Taxes that are attributable to members of the Controlled Group and reported, or required to be reported, on a Controlled Separate Return.

(b) Non-Income Taxes.

(i) Except as provided in Section 3(c) and in any of the Transfer Agreements, Distributing shall be allocated all Non-Income Taxes that are attributable to the Distributing Business and Controlled shall be allocated all Non-Income Taxes attributable to the Controlled Business, in each case, as determined under Section 3(b)(ii).

(ii) Determination of Tax Attributable to Distributing Business and Controlled Business. For purposes of this Section 3(b), the amount of Taxes attributable to either the Distributing Business or the Controlled Business shall be determined by Distributing in a manner consistent with the past Return filing practices of the Distributing Group with respect to the relevant Return (including any past accounting methods, elections and conventions). In determining the amount of Taxes attributable to either the Distributing Business or Controlled Business for any Pre-Distribution Tax Period, the Parties shall include the results from operations arising from the Distributing Business and the Controlled Business (or assets relating thereto) during such Tax Period based on whether such operations (or assets) were operated or owned by a member of the Distributing Group or Controlled Group; provided, however, that to the extent any liability for Taxes relating to the results from operations arising from the Controlled Business (or asset relating thereto) for a Pre-Distribution Period has not been paid on or before the Distribution Date or included as a specific liability or reserve in the U.S. GAAP financial accounts of the Distributing Group for the period that includes the Distribution Date, then any liability for such Taxes shall be allocated to Controlled. To the extent any further determination or clarification is required to allocate any Tax or Tax Item between the Distributing Business and the Controlled Business, the allocation of such Tax or Tax Item shall be performed based on any reasonable methodology as determined by Distributing in good faith.

(c) Special Allocation Rules. Notwithstanding any other provision in this Section 3, the following Taxes shall be allocated as follows:

(i) Separation Taxes. Separation Taxes shall be allocated as provided by Applicable Law or as otherwise provided in any specific agreements, including this Agreement and the Transfer Agreements, governing the Separation Transactions.

(ii) Tax-Related Losses. Any liability for Tax-Related Losses resulting from a breach by any member of the Controlled Group of any representation or covenant made by the members of the Controlled Group under this Agreement shall be allocated in a manner consistent with Section 11(a)(ii).

(iii) Taxes Relating to Compensatory Equity Interests. Any Tax liability (including, for the avoidance of doubt, the satisfaction of any withholding Tax obligation) relating to the issuance, exercise, vesting or settlement of any Compensatory Equity Interest shall be allocated in a manner consistent with Section 7.

(iv) Taxes Covered by Transfer Agreements. Any liability or other matter relating to Taxes that is specifically addressed (including by way of assumption or allocation) in any Transfer Agreement shall be allocated or governed as provided in such Transfer Agreement.

SECTION 4. Preparation and Filing of Returns.

(a) Responsibility for Preparing Returns

(i) Distributing Prepared Returns. Distributing shall prepare, or cause to be prepared, all (i) Joint Returns and (ii) Distributing Separate Returns. If a member of the Controlled Group is responsible for the filing of any such Return under Applicable Law, Distributing shall, subject to the procedures set forth in Section 4(b), deliver such prepared Return to Controlled reasonably in advance of the applicable filing deadline.

(ii) Controlled Prepared Returns. Controlled shall prepare, or cause to be prepared, any Controlled Separate Returns.

(iii) Transfer Tax Returns. The Company required under Applicable Law to file any Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Returns. If required by Applicable Law, Distributing and Controlled shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join in the execution of, any such Returns.

(b) Cooperation

(i) Determination of Responsible Party. Distributing, in consultation with Controlled, shall determine which of them or their respective Affiliates is required to file any Joint Return or Separate Return under Applicable Law.

(ii) Provision of Information. Each Party (A) shall provide to the other Party (in the format reasonably determined by the other Party) all information and assistance requested by the other Party as reasonably necessary to prepare any Return described in Section 4(a) on a timely basis consistent with the current practices of the Distributing Group in preparing Returns and (B) in so providing such information and assistance, shall use any systems and third party service providers as are consistent with the current practices of the Distributing Group in preparing Returns.

(iii) Right to Review. The Party responsible for preparing (or causing to be prepared) any material Return under this Section 4 shall make such Return and related workpapers available for review by the other Party, if requested, to the extent (A) such Return relates to Taxes for which the requesting Party would reasonably be expected to be liable, (B) such Return relates to such Taxes described in clause (A) and the requesting Party would reasonably be expected to be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Return, (C) such Return relates to Taxes for which the requesting Party would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (D) the requesting Party reasonably determines that it must inspect such Return to confirm compliance with the terms of this Agreement. The Party responsible for preparing (or causing to be prepared) the relevant Return shall (x) use its reasonable best efforts to make such portion of such Return available for review as required under this paragraph sufficiently in advance of the due date for filing of such Return to provide the requesting Party with a meaningful opportunity to analyze and comment on such Return and (y) use reasonable efforts to have such Return modified before filing, taking into account the Person responsible for payment of the Tax (if any) reported on such Return and whether the amount of Tax liability allocable to the requesting Party with respect to such Return is material. The Parties shall attempt in good faith to resolve any issues arising out of the review of such Return.

(iv) Material Returns. For purposes of Section 4(b)(iii), a Return is “material” if it could reasonably be expected to reflect (A) Tax liability equal to or in excess of $1 million, (B) a credit or credits equal to or in excess of $1 million or (C) a loss or losses equal to or in excess of $3 million, in each case with respect to the requesting Party.

(c) Tax Reporting and Accounting Practices

(i) General Rule. Except as provided in this Section 4(c)(i), Distributing shall prepare (or caused to be prepared) any Return for which it is responsible under this Section 4 in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by Distributing with respect to such Return, and to the extent any items, methods or positions are not covered by Past Practices, in accordance with reasonable Tax accounting practices selected by Distributing. With respect to any Return that Controlled has the obligation and right to prepare, or cause to be prepared, under this Section 4, for any Pre-Distribution Period or any Straddle Period, except as provided in Section 4(c)(ii), such Return shall be prepared in accordance with Past Practices used by Distributing with respect to such Return, and to the extent any items, methods or positions are not covered by Past Practices, in accordance with reasonable Tax accounting practices selected by Controlled.

(ii) Consistency with Tax Opinions/Canadian Ruling. The Tax treatment of the Separation Transactions reported on any Tax Return shall be consistent with the intended treatment thereof including as reflected in the Tax Opinions/Canadian Ruling, taking into account the jurisdiction in which such Tax Returns are filed, unless, and only to the extent, an alternative position is required pursuant to a Final Determination.

(iii) Controlled Separate Returns. With respect to any Separate Return for which Controlled is responsible pursuant to this Agreement, Controlled and the other members of the Controlled Group shall allocate Tax Items to such Separate Return in a manner that is consistent with the allocation performed for the related Joint Return for which Distributing is responsible.

(iv) Combined Returns. For the avoidance of doubt, Distributing shall be entitled, in its sole discretion, to elect to file any Combined Return if the filing of such Combined Return is elective under Applicable Law. Each member of any such Combined Group shall execute and file such consents, elections and other documents as may be required, appropriate or otherwise requested by Distributing in connection with the filing of such Combined Returns. To the extent that any member of the Controlled Group is included in any Combined Return for a Taxable period that includes the Distribution Date, Distributing shall include in such Combined Return the results of such member of the Controlled Group on the basis of the Closing of the Books Method to the extent permitted by Applicable Law.

(d) Filing of Returns and Payment of Taxes.

(i) Each Party shall execute and timely file (or cause to be executed and timely filed) each Return that it is responsible for filing under Applicable Law. Distributing shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Return which a member of the Distributing Group is responsible for filing under this Section 4, and Controlled shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Return which a member of the Controlled Group is responsible for filing under this Section 4.

(ii) If any member of the Distributing Group is required to make a payment to a Taxing Authority for Taxes allocated to Controlled under Section 3, Controlled shall indemnify Distributing for the amount of such Taxes in accordance with Section 11 and Section 12. If any member of the Controlled Group is required to make a payment to a Taxing Authority for Taxes allocated to Distributing under Section 3, Distributing shall indemnify Controlled for the amount of such Taxes in accordance with Section 11 and Section 12.

(iii) Adjustment Requests. Any Adjustment Request with respect to any member of the Controlled Group may be made (or caused to be made) only by the Company (or its Subsidiaries) responsible for preparing the original Return with respect to such member under this Agreement. Controlled (or its Subsidiaries) shall not, without the prior written consent of Distributing (which consent shall not be unreasonably withheld or delayed), file, or cause to be filed, any such Adjustment Request to the extent that such filing, if accepted, is likely to increase the Taxes allocated to, or the Tax indemnity obligations under this Agreement of, Distributing for any Tax Period (or portion thereof) by more than a de minimis amount; provided, however, that such consent need not be obtained if Controlled agrees to indemnify Distributing for the incremental Taxes allocated to, or the incremental Tax indemnity obligation resulting under this Agreement to, Distributing as a result of the filing of such Adjustment Request.

(e) Disclosure to Taxing Authorities. The Parties agree that no member of the Controlled Group shall voluntarily provide documents or information to any Taxing Authority in respect of the Separation Transactions without the prior written consent of Distributing.

SECTION 5. Apportionment of Earnings and Profits and Tax Attributes.

(a) Tax Attributes arising in a Taxable period that ends on the Distribution Date or includes a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attribute will inure to) the members of the Distributing Group and the members of the Controlled Group in accordance with Distributing’s historical practice (including historical methodologies for making corporate allocations), the Code, Treasury Regulations, and any applicable state, local and foreign law, as determined by Distributing in its sole discretion.

(b) Distributing shall in good faith advise Controlled after the close of the relevant Taxable period in which the Distribution occurs in writing of the portion, if any, of any earnings and profits, Tax Attributes, overall foreign loss or other consolidated, combined or unitary attribute which Distributing determines shall be allocated or apportioned to the members of the Controlled Group under Applicable Law. All members of the Controlled Group shall prepare all Returns in accordance with such written notice. In the event of an adjustment to the earnings and profits, any Tax Attributes, overall foreign loss or other consolidated, combined or unitary attribute determined by Distributing, Distributing shall promptly notify Controlled in writing of such adjustment. For the avoidance of doubt, Distributing shall not be liable to any member of the Controlled Group for any failure of any determination under this Section 5(b) to be accurate under Applicable Law, provided such determination was made in good faith.

(c) Except as otherwise provided herein, to the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Company to which such Tax Attribute was allocated pursuant to this Section 5, as determined by Distributing in its sole discretion.

SECTION 6. Utilization of Tax Attributes.

(a) Distributing Discretion. Controlled hereby agrees that Distributing shall be entitled to determine in its sole discretion whether to (x) file or to cause to be filed any Adjustment Request with respect to any Joint Return in order to claim in any Pre-Distribution Period any Controlled Carried Item, (y) make or cause to be made any available elections to waive the right to claim in any Pre-Distribution Period, with respect to any Joint Return, any Controlled Carried

Item, and (z) make or cause to be made any affirmative election to claim in any Pre-Distribution Period any Controlled Carried Item. Subject to Section 6(b), Controlled shall submit a written request to Distributing in order to seek Distributing’s consent with respect to any of the actions described in this Section 6(a).

(b) Controlled Carrybacks to Joint Returns.

(i) Each member of the Controlled Group shall elect, to the extent permitted by Applicable Law, to forgo the right to carry back any Controlled Carried Item from a Post-Distribution Period to a Pre-Distribution Period with respect to a Joint Return. Such elections shall include, but not be limited to, the election described in Treasury Regulation Section 1.1502-21(b)(3)(ii)(B), and any analogous election under state, local, or foreign Income Tax laws, to waive the carryback of any Tax Attribute.

(ii) If a member of the Controlled Group determines that it is required by Applicable Law to carry back any Controlled Carried Item to a Pre-Distribution Period with respect to a Joint Return, it shall notify Distributing in writing of such determination at least 90 days prior to the due date for filing the Return on which such carryback will be reflected. Such notification shall include a description in reasonable detail of the basis for any expected Tax Benefit and the amount thereof, and a certification by an appropriate officer of Controlled setting forth Controlled’s belief (together with supporting analysis) that the Tax treatment of such Controlled Carried Item is more likely than not correct. If Distributing disagrees with such determination, the parties shall resolve their disagreement pursuant to the procedures set forth in Section 23.

(iii) If, notwithstanding the provisions of Section (b)(i), a Controlled Carried Item is carried back to a Joint Return, Distributing shall promptly remit to Controlled any Tax Benefit (including interest received from the relevant Tax Authority, but net of any Taxes imposed with respect to such Tax Benefit and any other reasonable costs) that the Distributing Group actually realizes with respect to any such carryback. If Distributing pays any amount to Controlled under this Section 6(b)(iii) and, as a result of a subsequent Final Determination, the Tax Benefit that gave rise to such payment is subsequently disallowed, Distributing shall notify Controlled of the amount to be repaid to Distributing, and Controlled shall then repay such amount to Distributing, together with any interest, fines, additions to Tax, penalties or any additional amounts imposed by a Taxing Authority relating thereto.

(iv) For purposes of this Section 6, a Tax Benefit shall be deemed to have been realized at the time any actual refund of Taxes is received or, where a Tax Benefit is received in the form of a deduction from, or credit or other offset against other or future Tax liabilities, at the time of filing the Return (including a Return for estimated Taxes) on which such Tax Benefit is applied in reduction of Taxes that would otherwise be payable.

(c) Carrybacks, Carryforwards to Separate Returns. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 5, and is carried back or forward to a Separate Return, any Tax Benefits arising from such carryback or carryforward shall be retained by such member, subject to future audit adjustments.

SECTION 7. Certain Equity-Based Awards.

(a) Deductions; Payment for Tax Benefits. To the extent permitted by Applicable Law, income Tax deductions with respect to the issuance, exercise, vesting or settlement after the Distribution Date of any Compensatory Equity Interests shall be claimed (A) in the case of an active officer or employee, solely by the Group that employs such Person at the time of such issuance, exercise, vesting, or settlement, as applicable; (B) in the case of a former officer or employee, solely by the Group that was the last to employ such Person; and (C) in the case of a director or former director (who is not an officer or employee or former officer or employee of a member of either Group), (x) solely by the Distributing Group if such person was, at any time before or after the Distribution, a director of any member of the Distributing Group, and (y) in any other case, solely by the Controlled Group (the Party whose Group is described in (A), (B), or (C), the “Employing Party”). If, in accordance with this Section 7(a), the Controlled Group is or will be entitled to claim any Tax deduction with respect to the issuance, exercise, vesting or settlement after the Distribution Date of any Compensatory Equity Interests or performance shares with respect to Distributing stock, Controlled shall remit to Distributing on or prior to March 31, 2017 an amount in cash equal to the product of (i) the aggregate amount of any such deductions and (ii) 38%.

(b) Withholding and Reporting. For any Taxable period (or portion thereof), the Employing Party shall (A) satisfy, or shall cause to be satisfied, all applicable withholding and reporting responsibilities (including all income, payroll, or other Tax reporting related to income to any current or former employees) with respect to the issuance, exercise, vesting or settlement of such Compensatory Equity Interests; provided that, (x) in the event such Compensatory Equity Interests are settled by the corporation that is the issuer or obligor under the Compensatory Equity Interest (the “Issuing Corporation”) and the Issuing Corporation is not a member of the same Group as the Employing Party, the Issuing Corporation shall promptly remit to the Employing Party an amount of cash equal to the amount required to be withheld in respect of any withholding Taxes (excluding, for the avoidance of doubt, the employer’s share of any employment Tax under Applicable Law), and (y) the Employing Party shall not be liable for failure to remit to the applicable Taxing Authority any amount required to have been withheld from the recipient of the Compensatory Equity Interest in connection with such issuance, exercise, vesting or settlement, except that the Employing Party shall be so liable to the extent that the Issuing Corporation shall have remitted such amount to the Employing Party. Distributing shall promptly notify Controlled, and Controlled shall promptly notify Distributing, regarding the exercise of any option or the issuance, vesting, exercise or settlement of any other Compensatory Equity Interest to the extent that, as a result of such issuance, exercise, vesting or settlement, any member of the other Group may be entitled to a deduction or required to pay any Tax, or such information that otherwise may be relevant to the preparation of any Return or payment of any Tax by such member of the other Group.

(c) Distributing Employees. For purposes of this Section 7, if a Person is an officer or employee of any member of the Distributing Group at any time during a Taxable period, then such officer or employee will exclusively be considered to be employed by such member of the Distributing Group for all of such Taxable period.

SECTION 8. Tax Benefits.

(a) Distributing shall be entitled to any Tax Benefits (including, in the case of any refund received, any interest thereon actually received from the applicable Taxing Authority) received by any member of the Distributing Group or any member of the Controlled Group, other than any Tax Benefits (or any amounts in respect of Tax Benefits) to which Controlled is entitled pursuant to Section 8(b). Controlled shall not be entitled to any Tax Benefits received by any member of the Distributing Group or the Controlled Group, except as set forth in Section 8(b).

(b) Controlled shall be entitled to:

(i) retain any Tax Benefits (including, in the case of any refund received, any interest thereon actually received from the applicable Taxing Authority) received from an applicable Taxing Authority after the Distribution Date in respect of Tax for which a member of the Controlled Group is liable under this Agreement;

(ii) any payment in respect of Tax Benefits to which Controlled is entitled under Section 6; and

(iii) the Tax Benefit of any deductions to which Controlled is entitled under Section 7.

(c) To the extent permitted by Applicable Law, a Company receiving a Tax Benefit to which another Company is entitled hereunder (a “Tax Benefit Recipient”) shall pay over the amount of such Tax Benefit (including interest received from the relevant Tax Authority, but net of any Taxes imposed with respect to such Tax Benefit and any other reasonable costs) within five (5) Business Days of receipt thereof; provided, however, that the other Company, upon the request of such Tax Benefit Recipient, shall repay the amount paid to the other Company (plus any penalties, interest or other charges imposed by the relevant Tax Authority) in the event, as a result of a subsequent Final Determination, a Tax Benefit that gave rise to such payment is subsequently disallowed.

(d) Where a Tax Benefit is received in the form of a deduction from, or credit or other offset applied against, other or future Tax liabilities, reimbursement with respect to such Tax Benefit shall be due within five (5) Business Days from the due date for payment of the Tax from or against which such Tax Benefit has been deducted, credited or otherwise offset.

(e) Within 90 days after the ASCO Power Charitable Contribution, Controlled shall remit to Distributing an amount in cash equal to the product of (i) the amount of the Tax deduction Controlled reasonably expects to claim in respect of the ASCO Power Charitable Contribution, which shall be consistent with the fair market valuation of the Donation Property conducted by a qualified appraiser, and (ii) 38%.

SECTION 9. Certain Representations and Covenants.

(a) Controlled Representations. Controlled and each other member of the Controlled Group represents that as of the date hereof, and covenants that as of the Distribution Date, there is no plan or intention to:

(i) liquidate Controlled or to merge or consolidate any member of the Controlled Group with any other Person subsequent to the Distribution;

(ii) sell or otherwise dispose of any material asset of any member of the Controlled Group subsequent to the Distribution (including, for the avoidance of doubt, any shares of Foreign TC or Canadian TC or any property deriving more than 10% of its value from such shares), except in the ordinary course of business;

(iii) undertake any significant acquisition in Foreign TC or Canadian TC (whether directly or indirectly) which could reasonably be expected to result in the shares of Controlled deriving more than 10% of their fair market value from the shares of Foreign TC or Canadian TC;

(iv) cause [Great River Holding LLC] to be treated as a corporation for U.S. federal income tax purposes following the Emerson Contribution;

(v) repurchase stock of Controlled other than in a manner that satisfies the requirements of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) and consistent with any representations made to any Tax Advisor or Taxing Authority in connection with the Tax Opinions/Canadian Ruling;

(vi) enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distribution) that could reasonably be expected to cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly Controlled stock representing a 50% or greater interest within the meaning of Section 355(d)(4) of the Code or that could reasonably be expected to result in an acquisition of control of Controlled, Foreign TC or Canadian TC for purposes of the ITA;

(vii) take or fail to take any action in a manner that management of Controlled knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the Controlled Group or the Distributing Group is a party, including the agreements set forth in Exhibit [B]; or

(viii) take or fail to take any action in a manner that is inconsistent with the information and representations furnished to any Tax Advisor or Taxing Authority in connection with the Tax Opinions/Canadian Ruling, regardless of whether such information and representations were included in the Tax Opinions/Canadian Ruling.

(b) Controlled Covenants. Controlled and each other member of the Controlled Group covenants to Distributing that:

(i) during the two-year period following the Distribution Date (the “Restricted Period”), Controlled will (A) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (B) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (C) cause each other member of the Controlled Group whose Active Trade or Business is relied upon for purposes of qualifying any Separation Transaction as tax-free pursuant to Section 355 of the Code or other Applicable Law to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code and any such other Applicable Law, (D) not engage in any transaction or permit any other member of the Controlled Group to engage in any transaction that would result in a member of the Controlled Group described in clause (C) hereof ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) of the Code or such other Applicable Law, taking into account Section 355(b)(3) of the Code for purposes of clauses (A) through (D) hereof, and (E) not dispose of or permit any other member of the Controlled Group to dispose of, directly or indirectly, any interest in a member of the Controlled Group described in clause (C) hereof or permit any such member of the Controlled Group to make or revoke any election under Treasury Regulations Section 301.7701-3;

(ii) during the Restricted Period, Controlled will not sell or transfer (or cause or permit to be transferred), other than sales or transfers in the ordinary course of business, (A) all or substantially all of the assets that were transferred to Controlled as part of the Emerson Contribution, (B) more than 25% of the aggregate book value of the total assets of the Controlled Group (as of the Distribution Date); or (C) more than 25% of the aggregate book value of the assets of any member of the Controlled Group whose Active Trade or Business is relied upon for purposes of qualifying any Separation Transaction as tax-free pursuant to Section 355 of the Code;

(iii) during the Restricted Period, Controlled will not repurchase stock of Controlled in a manner contrary to the requirements of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) or inconsistent with any representations made to any Tax Advisor in connection with the Tax Opinions/Canadian Ruling;

(iv) during the Restricted Period, Controlled will not cause [Great River Holding LLC] to be treated as a corporation for U.S. federal income tax purposes at any time on or prior to the Distribution Date;

(v) during the Restricted Period, no member of the Controlled Group will, or will agree to, sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person, any Equity Interests of Controlled or any other member of the Controlled Group; provided, however, that Controlled may (x) repurchase stock of Controlled to the extent not inconsistent with Section 9(b)(iii) hereof and (y) issue such Equity Interests to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d);

(vi) during the Restricted Period, no member of the Controlled Group will (A) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Interests of Controlled, (B) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Interests of Controlled or (C) approve or otherwise permit any proposed business combination or any transaction which, in the case of clauses (A) or (B), individually or in the aggregate, together with any transaction occurring within the four-year period beginning on the date which is two years before the Distribution Date and any other transaction which is part of a plan or series of related transactions (within the meaning of Section 355(e) of the Code) that includes the Distribution, could result in one or more Persons acquiring (except for acquisitions that otherwise satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355–7(d)) directly or indirectly stock representing a 40% or greater interest, by vote or value, in Controlled (or any successor thereto) (any such transaction, a “Proposed Acquisition Transaction”);

(vii) during the Restricted Period, if any member of the Controlled Group proposes to enter into any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40% (a “Section 9(b)(vi) Acquisition Transaction”) or, to the extent Controlled has the right to prohibit any Section 9(b)(ix) Acquisition Transaction, proposes to permit any Section 9(b)(ix) Acquisition Transaction to occur, in each case, Controlled shall provide Distributing, no later than 10 Business Days following the signing of any written agreement with respect to the Section 9(b)(ix) Acquisition Transaction, with a written description of such transaction (including the type and amount of Equity Interests of the Controlled to be issued in such transaction) and a certificate of the board of directors of Controlled to the effect that the Section 9(b)(ix) Acquisition Transaction is not a Proposed Acquisition Transaction;

(viii) during the Restricted Period, no member of the Controlled Group will amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of Controlled (including, without limitation, through the conversion of one class of Equity Interests of Controlled into another class of Equity Interests of Controlled);

(ix) during the Restricted Period, Controlled will not directly or indirectly solicit or initiate any transaction which, if completed, (x) would result in (A) an acquisition of control of Controlled, Foreign TC or Canadian TC for purposes of the ITA or (B) a disposition of shares of Foreign TC or Canadian TC, or of property which could reasonably be expected to derive more than 10% of its fair market value from such shares, by a particular vendor to a person not related to that vendor for purposes of paragraph 55(3.1)(b) of the ITA, or (y) could reasonably be expected to result in the shares of Controlled deriving more than 10% of their fair market value from the shares of Foreign TC or Canadian TC;

(x) Controlled will file, and will cause any applicable member of the Controlled Group to file, any Gain Recognition Agreement necessary or reasonably requested and determined by Distributing to be necessary so as to (A) allow for or preserve the tax-free or tax-deferred nature, in whole or part, of any Separation Transaction, or (B) avoid Distributing or any member of the Distributing Group recognizing gain under any Gain Recognition Agreement, and to the extent allowed or required by Treasury Regulations Section 1.367(a)-8, any such Gain Recognition Agreement shall provide that any gain recognized thereunder shall be included in taxable income in the Taxable year during which the gain recognition event occurs;

(xi) Controlled will not (A) take any action (including, but not limited to, the sale or disposition of any stock, securities, or other assets), (B) permit any member of the Controlled Group to take any such action, (C) fail to take any action, or (D) permit any member of the Controlled Group to fail to take any action, in each case that would cause Distributing or any member of the Distributing Group to recognize gain under any Gain Recognition Agreement;

(xii) Controlled shall neither cause nor permit any foreign Subsidiary of Controlled to (A) through September 30, 2016, enter into any transaction or take any action that would be considered under the Code to constitute the payment of, or otherwise be treated as giving rise to, a dividend for U.S. federal income tax purposes (including, without limitation, pursuant to Sections 302, 304, 964(e) or 1248 of the Code) or (B) change its Taxable year under the Code or under any foreign Tax laws for a Taxable year that commenced on or before September 30, 2016, in each case. without obtaining the prior written consent of Distributing;

(xiii) during the Restricted Period, Controlled will not take or fail to take, or permit any other member of the Controlled Group to take or fail to take, any action which would cause Avocent Corporation to cease to be (A) wholly and directly owned by Liebert Corporation and (B) treated as a corporation for U.S. federal income tax purposes; and

(xiv) on or after the Distribution Date, Controlled will not, nor will it permit any other member of the Controlled Group to, make or change any accounting method, amend any Return or take any Tax position on any Return, take any other action or enter into any transaction that results in any increased Tax liability or reduction of any Tax asset of any member of the Distributing Group in respect of any Pre-Distribution Period;

(xv) Controlled will not, nor will it permit any other member of the Controlled Group to, take or fail to take any action in a manner that management of Controlled knows, or should know, is reasonably likely to contravene any agreement with a Taxing Authority entered into prior to the Distribution Date to which any member of the Controlled Group or the Distributing Group is a party, including the agreements set forth on Exhibit [B];

(xvi) Controlled will not, nor will it permit any other member of the Controlled Group to, take or fail to take any action in a manner that is inconsistent with the information and representations furnished to any Tax Advisor or Taxing Authority in connection with the Tax Opinions/Canadian Ruling, regardless of whether such information and representations were included in the Tax Opinions/Canadian Ruling; and

(xvii) Controlled will not take or fail to take, or permit any other member of the Controlled Group to take or fail to take, any action which prevents or could reasonably be expected to result in tax treatment that is inconsistent with the Tax-Free Status or the intended tax treatment of any Separation Transaction described in the Tax Opinions/Canadian Ruling;

(xviii) Controlled will not take or fail to take, or permit any other member of the Controlled Group to take or fail to take, any action which could cause the Canadian Reorganization to be taxed in a manner inconsistent with that provided for in the Canadian Ruling without obtaining an advance income tax ruling from the Canada Revenue Agency or an opinion from a nationally recognized law or accounting firm that such action, omission or transaction will not have such effect; and

(xix) Except as required by Applicable Law, Controlled will not, nor will it permit any other member of the Controlled Group to, interact with or provide information to the relevant Taxing Authority in respect of any Transaction Tax Proceeding.

(xx) Controlled shall file, or shall cause to be filed, a new domestic use agreement (as defined in Treasury Regulations Section 1.1503(d)-6(f)(2)(iii)) with respect to each dual consolidated loss set forth in Exhibit [C], so as to render the exception set forth in Treasury Regulations Section 1.1503(d)-6(f)(2) available with respect to any “triggering event” arising by reason of the transactions contemplated by the Distribution Agreement or any of the Ancillary Agreements.

(c) Controlled Covenants Exception. Notwithstanding the provisions of Section 9(b), Controlled and the other members of Controlled Group may take any action that would reasonably be expected to be inconsistent with the covenants contained in Section 9(b), if: (i) Controlled notifies Distributing of its proposal to take such action and obtains Distributing’s prior written consent to the taking of such action, provided that the Controlled Group shall not be relieved of any liability under Section 11(a) of this Agreement by reason of having received Distributing’s consent to such action; (ii) Controlled notifies Distributing of its proposal to take such action and Controlled and Distributing obtain a ruling from the IRS or applicable Taxing Authority to the effect that such actions will not affect the Tax-Free Status, provided that (x) the decision whether to seek any such ruling will be made by Distributing in its sole discretion, (y) Controlled must agree in writing to bear any expenses associated with obtaining such a ruling and (z) the Controlled Group shall not be relieved of any liability under Section 11(a) of this Agreement by reason of seeking or having obtained such a ruling; or (iii) Controlled notifies Distributing of its proposal to take such action and obtains an unqualified opinion (x) from a Tax Advisor acceptable to Distributing in its sole discretion, (y) on which Distributing may rely and (z) to the effect that such action will not affect the Tax-Free Status or result in the failure of a Separation Transaction to have the tax treatment described in the Tax Opinions/Canadian Ruling, provided that, with respect to each of (i), (ii) and (iii), the Controlled Group shall not be relieved of any liability under Section 11(a) of this Agreement by reason of having obtained any such consent, ruling or opinion.

SECTION 10. Protective Section 336(e) Elections. Pursuant to Treasury Regulations Sections 1.336-2(h)(1)(i) and 1.336-2(j), Distributing and Controlled agree that Distributing shall make a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder for each member of the Controlled Group that is a domestic corporation for U.S. federal income Tax purposes, other than the corporations listed on Exhibit [D] hereto, with respect to the Distribution (a “Section 336(e) Election”). It is intended that a Section 336(e) Election will have no effect unless the Distribution is a “qualified stock disposition,” as defined in Treasury Regulations Section 1.336-1(b)(6), by reason of the application of Treasury Regulations Section 1.336-1(b)(5)(i)(B) or Treasury Regulations Section 1.336-1(b)(5)(ii).

SECTION 11. Indemnities.

(a) Controlled Indemnity. Controlled and each other member of the Controlled Group shall jointly and severally indemnify Distributing and the other members of the Distributing Group against, and hold them harmless, without duplication, from:

(i) any Tax liability allocated to Controlled pursuant to Section 3 of this Agreement;

(ii) any Tax-Related Losses resulting from a breach by Controlled or any other member of the Controlled Group of any representation or covenant made by the members of the Controlled Group herein (including, for the avoidance of doubt, any Tax-Related Losses resulting from any action for which the conditions set forth in Section 9(c) are satisfied); and

(iii) any Tax liability of Distributing that is attributable to any action of Controlled or any other member of the Controlled Group (including, for the avoidance of doubt, any action for which the conditions set forth in Section 9(c) are satisfied), other than any action required by the Distribution Agreement or contemplated by the Restructuring, without regard to whether Distributing has consented to such action; and

(iv) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i), (ii) or (iii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(b) Distributing Indemnity. Except in the case of any liabilities described in Section 11(a), Distributing and each other member of the Distributing Group will jointly and severally indemnify Controlled and the other members of the Controlled Group against, and hold them harmless, without duplication, from:

(i) any Tax liability allocated to Distributing pursuant to Section 3;

(ii) any Taxes imposed on any member of the Controlled Group under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or foreign law) solely as a result of any such member being or having been a member of a Combined Group; and

(iii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(c) Discharge of Indemnity. Controlled, Distributing and the members of their respective Groups shall discharge their obligations under Sections 11(a) and 11(b) hereof, respectively, by paying the relevant amount in accordance with Section 12, within ten (10) Business Days of demand therefor. Any such demand shall include a statement showing the amount due under Section 11(a) or 11(b), as the case may be. Notwithstanding the foregoing, if any member of the Controlled Group or any member of the Distributing Group disputes in good faith the fact or the amount of its obligation under Section 11(a) or Section 11(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 23 hereof; provided, however, that any amount not paid within ten (10) Business Days of demand therefor shall bear interest as provided in Section 12.

(d) Tax Benefits. If an indemnification obligation of any member of the Distributing Group or any member of the Controlled Group, as the case may be, under this Section 11 arises in respect of an adjustment that makes allowable to a member of the Controlled Group or a member of the Distributing Group, respectively, any Tax Benefit which would not, but for such adjustment, be allowable, then any such indemnification obligation shall be an amount equal to (x) the amount otherwise due but for this Section 11(d), minus (y) the present value (as determined in good faith by Distributing based on reasonable projections, following consultation with Controlled) of the product of the Tax Benefit multiplied by (A) the maximum applicable federal, foreign, state or local, as the case may be, corporate Tax rate in effect at the time such Tax Benefit becomes allowable to the applicable member of the Controlled Group or the applicable member of the Distributing Group (as the case may be) or (B) in the case of a credit, 100 percent. The present value of such product shall be determined by discounting such product from the time the Tax Benefit becomes allowable at the rate equal to the “prime” rate as published in the Wall Street Journal, Eastern Edition on the date of such determination.

SECTION 12. Payments.

(a) Timing; After-Tax Amounts. All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Taxing Authority described herein) shall be made in immediately available funds. Except as otherwise provided, all such payments will be due five (5) Business Days after the receipt of notice of such payment or, where no notice is required, five (5) Business Days after the fixing of liability or the resolution of a dispute (the “Due Date”). Payments shall be deemed made when received. Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment. If, pursuant to a Final Determination, or as agreed by Distributing and Controlled acting in good faith, any amount paid pursuant to this Agreement (including pursuant to this sentence) by any member of the Distributing Group or any member of the Controlled Group, as the case may be (the “Paying Company”), results in any increased Tax liability or reduction of any Tax asset of any member of the Controlled Group or any member of the Distributing Group, respectively (the “Affected Company”), then the Paying Company shall indemnify the Affected Company and hold it harmless from any interest or penalty attributable to such increased Tax liability or the reduction of such Tax asset and shall pay to the Affected Company, in addition to amounts otherwise owed, the After-Tax Amount. With respect to any payment required to be made under this Agreement, Distributing has the right to designate, by written notice to Controlled, which member of the Distributing Group will make or receive such payment.

(b) Netting of Payments. If, on the Due Date for any payment under this Agreement, each of Distributing (or any other member of the Distributing Group) and Controlled (or any other member of the Controlled Group) owes an amount to the other Company pursuant to this Agreement or any other agreement between Distributing and Controlled (including, without limitation, the Distribution Agreement and any other Ancillary Agreement), to the extent such netting does not violate any Applicable Law or regulations, the Companies shall satisfy their respective obligations to each other by netting the aggregate amounts due to one Company (and its Affiliates) against the aggregate amounts due to the other Company (and its Affiliates), with the Company, if any, owing (together with its Affiliates) the greater aggregate amount paying the other Company the difference between the amounts owed. Such net payment shall be made pursuant to Section 12(a).

(c) Treatment of Payments. To the extent permitted by Applicable Law, any payment made to one Company by another Company pursuant to this Agreement, the Distribution Agreement or any other Ancillary Agreement that relates to Taxable periods (or portions thereof) ending on or before the Distribution Date shall be treated by the Parties hereto for all Tax purposes as a distribution by Controlled to Distributing, or capital contribution by Distributing to Controlled, as the case may be. In the event that a Taxing Authority asserts that a Company’s treatment of a payment described in this Section 12(c) should be other than as required herein, such Company shall use its reasonable best efforts to contest such assertion in a manner consistent with Section 15 of this Agreement. Notwithstanding the foregoing, any payment that constitutes consideration under a Transfer Agreement or that otherwise constitutes consideration under any other Ancillary Agreement shall be treated as provided in such agreement.

SECTION 13. Guarantees. Distributing or Controlled, as the case may be, shall guarantee or otherwise perform the obligations of each other member of the Distributing Group or the Controlled Group, respectively, under this Agreement.

SECTION 14. Communication and Cooperation.

(a) Consult and Cooperate. Controlled and Distributing shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other Party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation,

(i) the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the Distributing Group and the Controlled Group, any necessary explanations of information, and access to personnel, until the later of (A) five (5) years after the date of the Distribution and (B) one (1) year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof);

(ii) the execution and filing of any document that may be necessary (including to give effect to Section 15) or helpful in connection with any required Return or in connection with any audit, proceeding, suit, action, investigation or review; and

(iii) the use of the parties’ commercially reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or helpful in connection with the foregoing.

(b) Provide Information. Except as set forth in Section 15, Distributing and Controlled shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

(c) Tax Attribute Matters. Distributing and Controlled shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute of any member of the Distributing Group or any member of the Controlled Group (including, but not limited to, basis in an asset or the amount of earnings and profits).

(d) Confidentiality and Privileged Information. Any information or documents provided under this Section 14 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Returns or in connection with any audit, proceeding, suit or action. Notwithstanding any other provision of this Agreement or any other agreement, (i) no member of the Distributing Group shall be required to provide any member of the Controlled Group or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to Controlled, the business or assets of any member of the Controlled Group or matters for which Controlled has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the Distributing Group be required to provide any member of the Controlled Group or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. Notwithstanding the foregoing, in the event that Distributing determines that the provision of any information to any member of the Controlled Group could be commercially detrimental, violate any law or agreement to which Distributing is bound or waive any privilege, Distributing shall not be required to comply with the foregoing terms of this Section 14(d) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence.

SECTION 15. Audits and Contest.

(a) Notice. Each of Distributing or Controlled shall promptly notify the other in writing upon the receipt of any notice of a Tax Proceeding from the relevant Taxing Authority or upon becoming aware of an actual or potential Tax Proceeding by a Taxing Authority that may affect the liability of any member of the Controlled Group or the Distributing Group, respectively, for Taxes under Applicable Law or this Agreement; provided, that a Party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the indemnifying Party is prejudiced by such failure.

(b) Distributing Control. Notwithstanding anything in this Agreement to the contrary, Distributing shall have the right to control all matters relating to any Joint Return or any Tax matters of a Combined Group or any member of a Combined Group (as such). Distributing shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax matter described in the preceding sentence; provided, however, that to the extent that any Tax Proceeding relating to such a Tax matter is reasonably likely to give rise to an indemnity obligation of Controlled under Section 11 hereof, (i) Distributing shall keep Controlled informed of all material developments and events relating to any such Tax Proceeding described in this proviso and (ii) at its own cost and expense, Controlled shall have the right to participate in (but not to control) the defense of any such Tax Proceeding.

(c) Controlled Assumption of Control; Non-Transaction Tax Proceeding. If Distributing determines that the resolution of any matter pursuant to a Tax Proceeding (other than a Transaction Tax Proceeding) is reasonably likely to have an adverse effect on the Controlled Group with respect to any Post-Distribution Period, Distributing, in its sole discretion, may permit Controlled to elect to assume control over disposition of such matter at Controlled’s sole cost and expense; provided, however, that if Controlled so elects, it will (i) be responsible for the payment of any liability arising from the disposition of such matter notwithstanding any other provision of this Agreement to the contrary and (ii) indemnify the Distributing Group for any increase in a liability and any reduction of a Tax asset of the Distributing Group arising from such matter.

(d) Controlled Participation; Transaction Tax Proceeding. Distributing shall have the right to control any Transaction Tax Proceeding, provided that Distributing shall keep Controlled fully informed of all material developments and shall permit Controlled a reasonable opportunity to participate in the defense of the matter.

SECTION 16. Notices. Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed to have been given upon the delivery or mailing, thereof, as the case may be, if delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the Parties at the following addresses (or at such other address as a Party may specify by notice to the other):

If to Distributing or the Distributing Group, to:

Emerson Electric Co.
800 West Florissant Avenue
P.O. Box 4100
St. Louis, MO 63136

Attention:

Facsimile No.:

E-mail:

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

Attention:

Facsimile No.:
E-mail:

If to Controlled or the Controlled Group, to:

Vertiv Co.
[1050 Dearborn Drive
Columbus, OH 43085 ]

Attention:
Facsimile No.:
E-mail:

SECTION 17. Costs and Expenses. Except as expressly set forth in this Agreement, each Party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountant fees and other related professional fees and disbursements.

SECTION 18. Effectiveness; Termination and Survival. This Agreement shall become effective upon the consummation of the Distribution. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided, further, that notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved.

SECTION 19. Specific Performance. Each Party hereto acknowledges that the remedies at law of the other Party for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, each Party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

SECTION 20. Section Headings. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof or in any way affect the meaning or interpretation of this Agreement.

SECTION 21. Entire Agreement; Amendments and Waivers.

(a) Entire Agreement. This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter contained herein. No alteration, amendment, modification, or waiver of any of the terms of this Agreement shall be valid unless made by an instrument signed by an authorized officer of each of Distributing and Controlled, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) Amendments and Waivers. No failure or delay by any Party (or the applicable member of such Party’s Group) in exercising any right, power or privilege hereunder shall operate as a waiver hereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. This Agreement shall not be waived, amended or otherwise modified except in writing, duly executed by each of the Parties hereto.

SECTION 22. Governing Law and Interpretation. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to laws and principles relating to conflicts of law.

SECTION 23. Conflict of Terms. Except as expressly provided herein, if the terms of this Agreement conflict with the terms of any of the Transfer Agreements or any other Ancillary Agreements, then the terms of this Agreement shall control.

SECTION 24. Dispute Resolution. In the event of any dispute relating to this Agreement, including but not limited to whether a Tax liability is a liability of the Distributing Group or the Controlled Group, the Parties shall work together in good faith to resolve such dispute within 30 Business Days. If the Parties are unable to resolve within 30 Business Days any such dispute (other than a dispute related to or arising out of the covenants set forth in Section 9), such dispute shall be resolved by an accounting firm selected by Distributing in good faith consultation with Controlled and whose fees and costs shall be shared equally by Distributing and Controlled.

SECTION 25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

SECTION 26. Assignments; Third Party Beneficiaries. Except as provided below, this Agreement shall be binding upon and shall inure only to the benefit of the Parties hereto (and the members of their respective Groups) and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a Company succeeding to the Tax Attributes of such Company under Applicable Law). This Agreement is not intended to benefit any Person other than the Parties hereto (and the members of their respective Groups) and such successors and assigns, and no such other Person shall be a third party beneficiary hereof.

SECTION 27. Authorization, Etc. Each of Distributing and Controlled hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, on its own behalf and on behalf of each member of its Group, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party and each member of its Group, that this Agreement constitutes a legal, valid and binding obligation of each such Party and each member of its Group, and that the execution, delivery and performance of this Agreement by such Party and each member of its Group does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such Party or member of its Group.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

Distributing on its own behalf and on behalf of the members of the Distributing Group.

By:
Name:
Title:

Controlled on its own behalf and on behalf of the members of the Controlled Group.

By:
Name:
Title: